EXHIBIT 10.54

HEALTHETECH, INC.

STEPHEN WEBB EMPLOYMENT AGREEMENT

This Agreement is entered into as of March 7, 2003 (the “Effective Date”) by and between HealtheTech, Inc. (the “Company”), and Stephen Webb (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”), Chief Executive Officer (“CEO”) or President (“President”), as appropriate. The period of Executive’s at–will employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, or CEO, as appropriate; provided, however, that Executive shall be permitted to continue serving as a member of the board of directors for those corporations in which he is serving in such capacity as of the Effective Date, provided such corporations do not, as of the Effective Date or following the Effective Date, compete with any business of the Company.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $225,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Bonus. Executive shall be eligible to receive an annual bonus pursuant to the Company’s Performance Management & Annual Bonus Plan (the “Bonus Plan”), which provides that Executive’s target bonus equals 40% of the Base Salary (the “Target Bonus”) with the ultimate amount of such bonus based upon the Company’s and/or Executive’s achievement of certain performance targets as provided in the Bonus Plan.

4. Employee Benefits. During the Employment Term, Executive (and, if applicable, his eligible dependents) will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will annually be entitled to 4 weeks paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company will continue to pay Executive’s dues for professional, civic and business organizations related to Executive’s duties hereunder.

7. Change of Control. Effective upon the consummation of a “Change of Control” (as defined below) Executive shall be entitled to immediate vesting of any and all stock options and shares of restricted stock held by Executive, including those granted or purchased after the date of this Agreement.

8. Severance.

(a) Termination of Executive by Company for other than Death, Disability or Cause. If the Company terminates Executive’s employment with the Company for other than “Cause” (as defined herein), death or “Disability” (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company, then, subject to Section 11, Executive shall be entitled to (A) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of eighteen months (18) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) eighteen (18) months from the effective date of such termination, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended); provided, however, that no premium payments shall be made unless Executive timely selects COBRA coverage. In addition, the Compensation Committee or the Board may, in its discretion, determine that Executive should also receive (i) a lump sum payment of all or a portion of his Target Bonus for the year of termination and (ii) immediate vesting and exercisability on some or all of the unvested portion of Executive’s stock options.

(b) Termination Due to Executive’s Death or Disability. If Executive’s employment with the Company terminates due to Executive’s death or Disability, and Executive (or Executive’s personal representative) signs and does not revoke a standard release of claims with the Company, then, subject to Section 11, Executive shall be entitled to (i) receive continuing payments of severance pay at a rate equal to the Base Salary rate, as then in effect for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; (ii) a lump-sum payment equal to 100% of Executive’s Target Bonus for the year of termination, and (iii) immediate vesting and exercisability as to the number of shares subject to Stock Options that would have otherwise vested during the twelve-month period following such termination (that is, in addition to the number of shares that have vested as of such date), but in no event shall the number of shares which so vest exceed the number of shares subject to such Stock Options, and (iv) continued payment by the Company of the group health continuation coverage premiums for Executive’s eligible dependents under COBRA as in effect through the lesser of (x) twelve (12) months from the effective date of such termination, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended); provided, however, that no premium payments shall be made unless Executive timely elects COBRA coverage.

(c) Termination by Executive for Good Reason following a Change of Control. If Executive voluntarily terminates his employment with the Company for Good Reason for a period of twelve (12) months following a “Change of Control” (as defined herein), then, subject to Executive signing and not revoking a standard release of claims with the Company and Section 11, Executive shall be entitled to (i) receive continuing payments of severance pay at a rate equal to the Base Salary rate, as then in effect for a period of eighteen (18) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; (ii) a lump-sum payment equal to 100% of Executive’s Target Bonus for the year of termination; and (iii) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under COBRA as in effect through the lesser of (x) eighteen (18) months from the effective date of such termination, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a Qualified Beneficiary; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

(d) Voluntary Termination; Termination for Cause. If (i) Executive voluntarily terminates his employment with the Company or (ii) the Company terminates Executive’s employment with the Company for Cause, then (A) all vesting of the Stock Options will terminate immediately, (B) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (C) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect, if any. Nothing in this Section 8(d) shall relieve the Company from its obligations provided for in Section 4(b).

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive, (ii) the conviction of, or plea of nolo contendere to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, (iv) continued violations by Executive of Executive’s obligations which are demonstrably willful and deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties or that Executive has performed his duties in a manner that the Board reasonably believes has or will have a material detrimental effect on the Company’s reputation or business, and (v) a material breach by Executive of Executive’s obligations hereunder or the “Confidential Information Agreement” (as defined herein). Any purported termination of Executive for Cause will not be effective until the Company has delivered to Executive a written notice of termination.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) the date of the close of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Disability. For purposes of this Agreement, “Disability” is defined as Executive’s inability to substantially perform his essential job functions as the result of a physical or mental disability or incapacity for a period of 180 days, consecutive or otherwise, in any 360-day period, as determined solely by the Board.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent (i) a material diminution of the Executive’s duties, position or responsibilities; (ii) a greater than five percent (5%) reduction by the Company in the Base Salary and Target Bonus opportunity of the Executive as in effect immediately prior to such reduction, except for a reduction applied to all of the executive officers of the Company on a uniform basis; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced, except for a reduction applied to all of the executive officers of the Company on a uniform basis; or (iv) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive’s then present location. Any purported termination by Executive for Good Reason will not be effective until Executive has delivered to the Company a written explanation which describes the basis for Executive’s belief that Executive should be permitted to terminate his employment with the Company for Good Reason and the Company has been given thirty (30) days to cure any curable violation.

10. Confidential Information and Invention Assignment. Executive agrees, if he has not already done so, to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) on or before the Effective Date.

11. Conditional Nature of Severance Payments. Executive acknowledges that Executive’s right to receive the severance payments set forth in Section 8 (to the extent Executive is otherwise entitled to such payments) are contingent upon Executive complying with the terms and conditions of the Company’s Confidential Information Agreement and upon any breach of such agreement all severance payments pursuant to this Agreement shall immediately cease and any severance payments or benefits provided to Executive following any non-compliance with the Confidential Information Agreement shall be immediately reimbursed to the Company.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

HealtheTech, Inc.

523 Park Point Drive, 3rd Floor

Golden, CO 80401

Attn: Vice President, Human Resources; VP & General Counsel

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d) Availability of Injunctive Relief. Executive agrees that either party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, and nonsolicitation. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

15. Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16. Integration. This Agreement, together with the Bonus Plan, any plans or agreements relating to the Stock Options and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral entered into between the Company and Executive (including, without limitation, the Change of Control Agreement dated as of March 12, 2002). No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in writing and specifically mentions this Section 17 and it is signed by duly authorized representatives of the parties hereto.

17. Legal Fees. The Company and Executive both agree that each is responsible for its or his own attorneys’ fees incurred in connection with the negotiation, preparation, implementation and execution of this Agreement.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of Colorado (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

HEALTHETECH, INC.

By:	/s/ James R.Mault	Date:	March 7, 2003

Title:	Chief Executive Officer

EXECUTIVE:

/s/ Stephen Webb		Date:	March 7, 2003

Stephen Webb

[SIGNATURE PAGE TO STEPHEN WEBB EMPLOYMENT AGREEMENT]